     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 18, 2001


                                                      REGISTRATION NO. 333-64750

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO


                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              THE VIALINK COMPANY
                        (Name of Issuer in Its Charter)

               DELAWARE                                 7371                                73-1247666
   (State or other jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
    incorporation or organization)          Classification Code Number)               Identification Number)

                              WILLIAM P. CREASMAN
          VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND GENERAL COUNSEL
                              THE VIALINK COMPANY
                           13155 NOEL ROAD, SUITE 800
                              DALLAS, TEXAS 75240
                           TELEPHONE: (972) 934-5500
                           FACSIMILE: (972) 934-5555
(Address and telephone number of principal executive offices, principal place of business and agent for service)
                             ---------------------

                                   copies to:
                               GOODLOE M. PARTEE
                                HOLLY L. LARKIN
                                KUTAK ROCK, LLP
                            425 WEST CAPITAL AVENUE
                                   SUITE 1100
                        LITTLE ROCK, ARKANSAS 72201-3409

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the Registration Statement is expected to be made pursuant to Rule 434, check the following box. [ ]

                             ---------------------


                        CALCULATION OF REGISTRATION FEE



------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                AMOUNT TO BE      PROPOSED MAXIMUM        PROPOSED MAXIMUM       AMOUNT OF
       TITLE OF SHARES TO BE REGISTERED          REGISTERED   OFFERING PRICE PER SHARE     OFFERING PRICE    REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share(1)...   1,419,967            $1.10(2)               $1,561,964      $  390
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share(3)...                     $30,000,000(4)                            $7,500(5)
------------------------------------------------------------------------------------------------------------------------------
Preferred Stock, par value $0.001 per
  share(3)....................................
------------------------------------------------------------------------------------------------------------------------------
Warrants(3)...................................
------------------------------------------------------------------------------------------------------------------------------
         Total................................                                                               $7,890
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------



(1)Represents common stock offered by the selling stockholders. Includes 498,740 shares of common stock currently outstanding and 921,227 shares of common stock reserved for issuance upon the exercise of outstanding warrants. The amount to be registered includes an indeterminate number of shares issuable as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.



(2)Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee based on the average high and low prices of our common stock as reported by the Nasdaq National Market on July 16, 2001.



(3)Represents securities offered by the company. We are registering hereunder an indeterminate number of shares of common stock, preferred stock, and warrants representing rights to purchase common stock or preferred stock as may be sold from time to time. We are also registering hereunder an indeterminate number of shares of preferred stock as shall be issuable upon exercise of warrants and necessary to adjust the number of shares of preferred stock from time to time reserved for issuance upon such exercise in accordance the anti-dilution provisions of the warrants. We are also registering hereunder an indeterminate number of shares of common stock as shall be (a) issuable
   (i) upon conversion or redemption of preferred stock and (ii) upon exercise of warrants, (b) necessary to adjust the number of shares of common stock from time to time reserved for issuance upon such conversion or exercise in accordance the anti-dilution provisions of the preferred stock or warrants, respectively, and (c) as a result of a stock split, stock dividend or other adjustment to or change in the outstanding shares of common stock. Certain information as to each class of securities to be registered is not specified, as permitted by General Instruction II.D to Form S-3 under the Securities Act of 1933. On May 16, 2001, the aggregate market value of our common stock held by non-affiliates was $77,876,470.



(4)In no event will the aggregate initial offering price of all securities issued by us from time to time pursuant to this registration statement exceed $30,000,000. The aggregate amount of common stock registered by us hereunder is further limited to that which is permissible under Rule 415(a)(4). The securities registered by us hereunder may be sold separately or as units with other securities.



(5)We previously paid this portion of the registration fee.


                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JULY 18, 2001


PRELIMINARY PROSPECTUS


                            1,419,967 COMMON SHARES



             PROPOSED TO BE SOLD BY CERTAIN SELLING STOCKHOLDERS OF



                              THE VIALINK COMPANY



                                      AND



                                  $30,000,000


                              THE VIALINK COMPANY



                                 COMMON SHARES


                                PREFERRED SHARES


                       WARRANTS TO PURCHASE COMMON SHARES

                     WARRANTS TO PURCHASE PREFERRED SHARES
                             ---------------------

     This Prospectus relates to the proposed sale by certain selling stockholders from time to time of up to 1,419,967 shares of our common stock. The selling stockholders will act independently of The viaLink Company (the "Company") in making decisions with respect to the timing, manner and size of each sale by them. If required, at the time a particular offer of shares is made by a selling stockholder, the Company will file a supplement to the Prospectus.



     In addition, the Company may offer from time to time the following types of securities:


     - shares of common stock;

     - shares of preferred stock; or

     - warrants to purchase preferred stock or common stock.


     The securities sold by us will have an aggregate initial offering price not to exceed $30 million. We may offer and sell the securities separately or together in any combination and as separate series. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offering.



     Each time we offer securities under this Prospectus we will provide a Prospectus Supplement which will inform you about the specific terms of that offering. The Prospectus Supplement may also add to, update or change the information contained in this Prospectus. This Prospectus may not be used to consummate sales of securities by us unless accompanied by a Prospectus Supplement.


     We may sell the securities (i) through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate, with such underwriters to be designated at the time of sale, (ii) through agents designated from time to time or (iii) directly. The names of any underwriters or agents involved in the sale of the securities, the public offering price or purchase price thereof, any applicable commissions or discounts, any other terms of the offering of such securities and the net proceeds to us from such sale will be set forth in the applicable Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for agents, dealers and underwriters.

     Our common stock is quoted on the Nasdaq National Market under the symbol
"VLNK." On July   , 2001, the closing price for our common stock as reported by
the Nasdaq National Market was $     .

AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISK. THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 2 AND THE SECTIONS ENTITLED "RISK FACTORS" AND "ADDITIONAL FACTORS THAT MAY AFFECT FUTURE RESULTS" IN THE DOCUMENTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

     The mailing address and telephone number of our principle executive office are 13155 Noel Road, Suite 800, Dallas, Texas 75240, (972) 934-5500.
                             ---------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is             , 2001.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
THE VIALINK COMPANY.........................................    1
THIS PROSPECTUS.............................................    1
RISK FACTORS................................................    2
NOTE REGARDING FORWARD-LOOKING STATEMENTS...................    8
DESCRIPTION OF SECURITIES AND RELATED TRANSACTIONS..........    9
PLAN OF DISTRIBUTION........................................   15
USE OF PROCEEDS.............................................   18
SELLING STOCKHOLDERS........................................   18
CERTAIN RELATIONSHIPS AMONG THE SELLING STOCKHOLDERS AND
  VIALINK...................................................   19
LEGAL MATTERS...............................................   20
EXPERTS.....................................................   20
WHERE YOU CAN FIND ADDITIONAL INFORMATION...................   20

                              THE VIALINK COMPANY

GENERAL

     We provide subscription-based, business-to-business electronic commerce services that enable food industry participants to efficiently manage their highly complex supply chain information. Our core service, SyncLink(SM), allows manufacturers, wholesalers, distributors, sales agencies (such as food brokers), retailers and foodservice operations to communicate and synchronize item, price and promotion information in a more cost-effective and accessible way than has been possible using traditional electronic and paper-based methods.

     We were incorporated in the State of Oklahoma in 1985. We changed our name to The viaLink Company in 1998 and reincorporated in the State of Delaware in 1999. Our principal executive offices are located at 13155 Noel Road, Suite 800, Dallas, Texas 75240, and our telephone number is (972) 934-5500.


                                THIS PROSPECTUS



     This Prospectus relates to the proposed sale by the selling stockholders listed on page 19, or their respective pledges, donees, transferees or other successors in interest that receive those shares as a gift, partnership distribution or other non-sale related transfer, from time to time of up to 1,419,967 common shares of viaLink. The shares of common stock being offered by the selling stockholders include shares of common stock that are currently outstanding and shares of common stock underlying shares of the Company's warrants that were issued to the selling stockholders by the Company. The transactions pursuant to which the selling stockholders acquired their shares of Company common stock are more fully described under the section entitled "Description of Securities and Related Transactions" beginning on page 9 of this Prospectus.



     In addition, this Prospectus relates to $30 million aggregate principal amount (or initial offering price) of the Company's common stock, preferred stock and warrants to purchase common stock or preferred stock which may be offered by the Company from time to time.

                                  RISK FACTORS

     You should carefully consider the risks below and those contained in the sections entitled "Risk Factors" and "Additional Factors That May Affect Future Results" in the documents we file with the SEC that are incorporated by reference in this prospectus, specifically the factors included in our most recent Form 10-KSB or Form 10-K and our most recent Form 10-Q, before making an investment decision. The risks described below and incorporated herein are those we currently believe may materially affect us. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors to us.

WE MAY BE UNABLE TO OBTAIN THE ADDITIONAL CAPITAL REQUIRED TO SUSTAIN AND GROW OUR BUSINESS.

     We intend to continue our investment in and development of our services and technology and expansion into other industries and geographic markets. We have incurred operating losses and negative cash flow in the past and expect to incur operating losses and negative cash flow in the future. Our ability to fund our planned working capital and capital expenditures will depend largely upon our ability to obtain sufficient capital. Our future capital requirements will depend on a number of factors, including our:

     - Services achieving market acceptance;

     - Services producing a sustainable revenue stream;

     - Ability to enter into one or more license agreements;

     - Working capital requirements; and

     - Level of our investment in and development of our services and technology.

     If we are unable to successfully execute our business plan within the timeframes we have projected, we may need to obtain approximately $5 to $10 million in additional capital. We may not be able to obtain the additional capital resources necessary to satisfy our cash requirements or to implement our growth strategy successfully. If we obtain additional capital, we cannot be certain that it will be on favorable terms. If we cannot obtain adequate additional capital resources, we will be forced to curtail our planned business expansion, sell or merge our business, or face bankruptcy. We may also be unable to fund our ongoing operations, including investment in and development of our services and technology, expansion of our sales and marketing activities and expansion into other industries and geographic markets.

IF OUR VIALINK SERVICES FAIL TO GAIN MARKET ACCEPTANCE, OUR BUSINESS WILL BE MATERIALLY ADVERSELY AFFECTED.

     We will derive virtually all of our revenues for the foreseeable future from implementation fees and subscription revenues from our viaLink services. We are just beginning to generate a significant amount of revenues from these services.

     A number of factors will determine whether our services achieve market acceptance, including:

     - Performance and functionality of our services;

     - Ease of adoption;

     - Satisfaction of our subscribers; and

     - Success of our marketing efforts.

     The market for business-to-business electronic commerce services is evolving rapidly. As the market evolves, customers, including our current customers, may not choose our services. As a result, we cannot predict when our services will achieve market acceptance, if ever. If our services do not achieve or maintain market acceptance, or if market acceptance develops more slowly than expected, our business, operating results and financial condition will be seriously damaged.

OUR SUCCESS IS DEPENDENT UPON A CRITICAL MASS OF LARGE NATIONAL RETAILERS AND SUPPLIERS SUBSCRIBING TO OUR SERVICES.

     Our success depends on a significant number of large retailers subscribing to and using our services and linking with manufacturers, wholesalers and distributors over the Internet through syncLink. We cannot predict when a significant number of manufacturers, suppliers and retailers will subscribe to our services, if ever. To encourage purchasers to subscribe to and use our services, we must offer a broad range of product, price and promotion information from a large number of suppliers through our syncLink service. However, to attract suppliers to subscribe to syncLink, we must increase the number of retailers who use our services. If we are unable to quickly build a critical mass of retailers and suppliers, we will not be able to benefit from a network effect where the value of our services to each subscriber significantly increases with the addition of each new subscriber. Our inability to achieve this network effect would reduce the overall value of our services to retailers and suppliers and, consequently, would harm our business.

OUR SALES CYCLE CAUSES UNPREDICTABLE VARIATIONS IN OUR OPERATING RESULTS WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

     Our sales cycle has been and may continue to be unpredictable. Our sales cycle is subject to delays over which we have little or no control over customer-specific factors such as budgetary constraints and internal acceptance procedures. Consequently, we may spend considerable time and expense providing information to prospective customers about the use and benefits of our services without generating corresponding revenue. The length of the sales pursuit makes it difficult to accurately forecast the quarter in which our implementation and subscription services will occur. This may cause our revenues from those services to be delayed from the expected quarter to a subsequent quarter or quarters or to vary from quarter to quarter. Furthermore, our expense levels are relatively fixed and there is substantial uncertainty as to when particular sales efforts will begin to generate revenues. As a result, our revenues and results of operations in any quarter may not meet market expectations or be indicative of future performance and it may be difficult for you to evaluate our prospects. Our failure to meet revenue expectations would likely cause the market price of our common stock to decline.

WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT FUTURE OPERATING LOSSES.

     We have a history of operating losses, and we expect to incur net losses for the foreseeable future. We incurred net operating losses of approximately $1.5 million in 1998, $13.8 million in 1999 and $36.9 million in 2000. The significant decline in revenues in 1999 was the direct result of the sale of our management consulting services and computer systems integration services, which together had historically generated over 90% of our total revenues. Because our viaLink services have achieved limited market acceptance to date, our revenues only increased $1.0 million from 1999 to 2000. As of March 31, 2001, we had an accumulated deficit of approximately $60.4 million representing the sum of our historical net losses. We expect to expend significant resources to aggressively develop and market our services into an unproven market. Therefore, we expect to have negative cash flow and net losses from operations for the foreseeable future. We may never generate sufficient revenues to achieve or sustain profitability or generate positive cash flow.

WE HAVE RECEIVED A "GOING CONCERN" OPINION FROM OUR INDEPENDENT ACCOUNTANTS.


     In connection with the filing of this registration statement, our independent auditors have modified their report on our consolidated financial statements for the fiscal year ended December 31, 2000, with an explanatory paragraph regarding our ability to continue as a going concern. Such an opinion by our independent accountants may impact our dealing with third parties, such as customers, suppliers and creditors, because of concerns about our financial condition. Any such impact could have a material adverse effect on our business, operating results and financial condition. For more information on the going concern opinion rendered by our independent auditors, see our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 6, 2001.

WE DEPEND ON SUPPLIERS FOR THE SUCCESS AND ACCURACY OF OUR SERVICES.

     We depend on suppliers to subscribe to our services in sufficient and increasing numbers to make our services attractive to retailers and, consequently, other suppliers. In order to provide retailers accurate data, we rely on suppliers to update their item, price and promotion information stored in our database. We cannot guarantee that the item, price and promotion information available from our services will always be accurate, complete and current, or that it will comply with governmental regulations, such as those relating to pricing alcohol and liquor or nutritional guidelines. Incorrect information could expose us to liability if it harms users of our services or result in decreased adoption and use of our services.

OUR CUSTOMER BASE IS CONCENTRATED AND OUR SUCCESS DEPENDS IN PART ON OUR ABILITY TO RETAIN EXISTING CUSTOMERS AND SUBSCRIBERS.

     If one or more of our major customers were to substantially reduce or terminate their use of our services, our business, operating results and financial condition would be harmed. In 2000, we derived 60% of our total revenues from our five largest customers. Our largest customer in 2000 accounted for approximately 18% of our total revenues. The amount of our revenues attributable to specific customers is likely to vary from year to year. We do not have long-term contractual commitments with any of our current subscribers, and our subscribers may terminate their contracts with little or no advance notice and without significant penalty. As a result, we cannot be certain that any of our current subscribers will be subscribers in future periods. A subscriber termination would not only result in lost revenue, but also the loss of subscriber references that are necessary for securing future subscribers.

YOU WILL EXPERIENCE DILUTION UPON THE CONVERSION OF PREFERRED STOCK AND EXERCISE OF WARRANTS ISSUED IN A PRIVATE PLACEMENT AND MAY EXPERIENCE ADDITIONAL DILUTION IF THE CONVERSION PRICE OF THE PREFERRED STOCK OR THE EXERCISE PRICE OF THE WARRANTS DECREASES OR IF WE ELECT TO PAY PREMIUMS ON THE PREFERRED STOCK WITH PAYMENTS-IN-KIND RATHER THAN CASH.


     In connection with a private placement, we issued 4,647 shares of our Series A Convertible Participating Preferred Stock, Series A Warrants to acquire 4,647,000 shares of our common stock and Series B Warrants to acquire 666,667 shares of our common stock. The initial conversion price for the preferred stock is $2.75 per share. The initial exercise price for Series A Warrants is $3.75 per share and the initial exercise price for the Series B Warrants is $3.00 per share. The conversion price of the preferred stock may be adjusted downward, subject to a floor of $1.00. Assuming we have issued the maximum number of shares of our preferred stock and the maximum number of warrants, the private placement is expected to result in dilution upon conversion of the preferred stock and exercise of the warrants of 18,092,917 shares of common stock or an approximately 72% increase in the number of shares of common stock currently outstanding. Additionally, you may experience dilution if we elect to pay premiums on the preferred stock with payments-in-kind rather than cash or upon application of certain antidilution provisions contained in the terms of the preferred stock and warrants.


THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE SIGNIFICANTLY IF HOLDERS OF PREFERRED STOCK CONVERT AND SELL A MATERIAL AMOUNT OF THEIR SHARES.

     The shares of preferred stock we have issued and agreed to issue initially was convertible into 4,647,000 shares of our common stock. However, these shares may convert into up to 12,779,250 shares of our common stock, depending on numerous factors, including the market price of our common stock. For the four weeks ended June 28, 2001, the average daily trading volume of our common stock on the Nasdaq National Market was only 123,362 shares. As a result, if preferred stockholders elect to convert their preferred stock and sell a material amount of these shares on the open market, the increased selling activity could cause a decline in the market price of our common stock. These sales, or the potential for these sales, could encourage short sales by the preferred stockholders or others, causing additional downward pressure on the market price of our common stock. This decrease in price could lead to a further reduction in the conversion price of the preferred stock, resulting in additional shares of common stock available for sale upon conversion, additional decline on the market price of our common stock and still a lower conversion price. The spiral effect created as this pattern repeats itself could cause a significant decline in the market price of our common stock.

A PROMISSORY NOTE WE ISSUED TO HEWLETT-PACKARD MAY STRAIN OUR FINANCIAL RESOURCES AND MAY RESULT IN DILUTION TO OUR STOCKHOLDERS.

     As a result of our amendment and restatement of the remaining $3.8 million subordinated secured convertible promissory note to Hewlett-Packard, we are required to make payments of principal and interest in the amount of $326,094 per month from January 1, 2002 until the final payment on December 31, 2002. These payments could strain our available cash resources and could make us more vulnerable to industry downturns, general economic downturns and competitive pressures. Our ability to meet our debt obligations is dependent upon our future performance, which is subject to financial, business and other factors affecting our operations. Additionally, all principal and interest due under the note is convertible into shares of our common stock at $1.75 per share. As a result, a conversion of this note would result in dilution to our stockholders.

WE ARE DEPENDENT UPON THE OPERATION OF HEWLETT-PACKARD'S DATA CENTER FOR THE TIMELY AND SECURE DELIVERY OF OUR SERVICES.

     We use Hewlett-Packard's data center as the host for our services. We are dependent on our continued relationship with Hewlett-Packard and on their data center for the timely and secure delivery of our services. If Hewlett-Packard's data center fails to meet our expectations in terms of reliability and security, our ability to deliver our services will be seriously harmed, resulting in the potential loss of customers and subscription revenue. Furthermore, if our relationship with Hewlett-Packard were terminated, we would be forced to find another service provider to host our services. The transition to another service provider could result in interruptions of our services and could increase the cost of providing our services.

WE EXPECT TO FACE INCREASED COMPETITION. IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, OUR BUSINESS WILL BE HARMED.

     We believe direct competition for our services will develop and increase in the future. If we face increased competition, we may not be able to sell our viaLink services on terms favorable to us. Furthermore, increased competition could reduce our market share or require us to reduce the price of our services.

     To achieve market acceptance and thereafter to increase our market share, we will need to continually develop additional services and introduce new features and enhancements. Our potential competitors may have significant advantages over us, including:

     - Significantly greater financial, technical and marketing resources;

     - Greater name recognition;

     - Broader range of products and services; and

     - Larger customer bases.

     Consequently, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements.

WE MUST ADAPT TO TECHNOLOGY TRENDS AND EVOLVING INDUSTRY STANDARDS TO REMAIN COMPETITIVE.

     The Web-based electronic commerce market is characterized by rapid changes due to technological innovation, evolving industry standards and changes in subscriber needs. Our future success will depend on our ability to continue to develop and introduce a variety of new services and enhancements that are responsive to technological change, evolving industry standards and customer requirements on a timely basis. We cannot be certain that technological developments and products and services our competitors introduce will not cause our existing services, and new technologies in which we invest, to become obsolete.

WE EXPECT OUR PLANNED AGGRESSIVE GROWTH TO STRAIN OUR RESOURCES.

     We intend to expand our operations rapidly in the foreseeable future to pursue existing and potential market opportunities. If this rapid growth occurs, it will place significant demands on our management and operational resources. We will need to hire additional sales and marketing, research and development and technical personnel to increase and support our sales. We will also need to hire additional support and administrative personnel, expand our customer service capabilities, contract for third-party implementation resources and expand our information management systems. From time to time, we have experienced, and we expect to continue to experience, difficulty in hiring and retaining talented and qualified employees. Our failure to attract and retain the highly trained technical personnel that are essential to our product development, marketing, service and support teams may limit the rate at which we can generate revenue and develop new products or product enhancements. In order to manage our growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. If we fail to implement and improve these systems, our business, operating results and financial condition may be materially adversely affected.

WE ARE EXPANDING INTO INTERNATIONAL MARKETS, WHICH WILL CAUSE OUR BUSINESS TO BECOME SUSCEPTIBLE TO ADDITIONAL RISKS.

     As part of our strategy, we are expanding our presence and the sales of our services outside the United States. Conducting international operations subjects us to risks we do not face in the United States including:

     - Currency exchange rate fluctuations;

     - Unexpected changes in regulatory requirements;

     - Longer accounts receivable payment cycles and difficulties in collecting accounts receivables;

     - Difficulties in managing and staffing international operations;

     - Potentially adverse tax consequences, including restrictions on the repatriation of earnings;

     - The burdens of complying with a wide variety of foreign laws and regulatory requirements;

     - Reduced protection for intellectual property rights in some countries;
       and

     - Political and economic instability.

     Each country may have unique operational characteristics in each of their food industries that may require significant modifications to our existing services. In addition, we have limited experience in marketing, selling and supporting our services in foreign countries. Development of these skills may be more difficult or take longer than we anticipate, especially due to language barriers, currency exchange risks and the fact that the Internet may not be used as widely in other countries. Further, the adoption of electronic commerce may evolve slowly or may not evolve at all. As a result, we may not be successful in marketing our services to retailers and suppliers in markets outside the United States.

OUR SUCCESS IS SUBSTANTIALLY DEPENDENT ON OUR ABILITY TO RETAIN AND ATTRACT KEY PERSONNEL.

     Our future performance depends on the continued service of our key senior management team, Smalltalk programmers and sales personnel. The loss of the services of one or more of our key personnel, in particular Lewis B. Kilbourne, our Chief Executive Officer, could seriously harm our business. On October 1, 1998, we entered into an employment agreement with Dr. Kilbourne. This agreement has a three-year term, with year-to-year renewals. We do not maintain a key man life insurance policy for

Dr. Kilbourne. Our future success also depends on our continuing ability to attract, hire, train and retain a substantial number of highly skilled managerial, technical, sales, marketing and customer support personnel. Competition for qualified personnel is intense, and we may fail to retain our key employees or to attract or retain other highly qualified personnel.

THE PRICE OF OUR COMMON STOCK MAY DECLINE DUE TO SHARES ELIGIBLE FOR FUTURE
SALE.

     Sales of a substantial number of shares of common stock, or even the potential for such sales, could adversely affect the market price of the common stock and could impair our ability to raise capital through the sale of equity securities. As of June 28, 2001, we had outstanding 25,604,215 shares of common stock. Of these shares:

     - 22,237,968 shares are freely tradable without restriction or further registration under the Securities Act of 1933 unless purchased by our "affiliates;" and

     - 3,366,247 shares of common stock are "restricted securities" as defined in Rule 144 of the Securities Act of 1933.

     Furthermore, an additional:

     - 5,855,537 shares of common stock are issuable upon the exercise of currently exercisable options;

     - 7,871,919 shares of common stock are issuable upon the exercise of currently outstanding warrants;

     - 2,175,893 shares of common stock are issuable upon the conversion of a currently outstanding convertible promissory note; and

     - 6,159,221 shares of common stock are issuable upon the conversion of currently outstanding preferred stock at the current conversion rate.

Substantially all shares issued following the exercise of these options or warrants or the conversion of the preferred stock will be freely tradable.
                             ---------------------

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the materials incorporated herein by reference contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forwarding-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "continue" and other similar words. You should read statements that contain these words carefully because they discuss our future expectations, make projections of our future results of operations or of our financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. Our actual results could differ materially from the expectations we describe in our forward-looking statements as a result of certain factors, as more fully described in the "Risk Factors" section of this prospectus and the sections entitled "Risk Factors," "Additional Factors That May Affect Future Results" and elsewhere in the documents we file with the SEC that are incorporated herein.
                             ---------------------

               DESCRIPTION OF SECURITIES AND RELATED TRANSACTIONS


  The Transactions



     Following is a description of the transactions pursuant to which the selling stockholders acquired the shares of Company common stock being offered pursuant to this Prospectus. These shares are being offered pursuant to registration rights agreements between the Company and the selling stockholders. The numbers below are adjusted for all stock splits.



     i2 Technologies, Inc. is offering pursuant to this Prospectus 428,936 shares of Company common stock. All of these shares are currently outstanding and were acquired by i2 in one of the following transactions:



     - on October 27, 1999, i2 purchased 895,536 shares of common stock for $5,000,000; and



     - on March 28, 2000, i2 purchased 66,800 shares of common stock for $2,000,000.



     Hewlett-Packard is offering 66,800 shares of Company common stock pursuant to this Prospectus. These shares are currently outstanding and were acquired on March 28, 2000, for $2,000,000.



     Cap Gemini Ernst & Young is offering 873,553 shares of Company common stock pursuant to this Prospectus. 750,000 shares are underlying warrants acquired on May 19, 1999, for $1,500,000. The remaining 123,553 shares were acquired in exchange for professional services provided to the Company from August 1999 to June 2000 at prevailing market prices.



     AGE Investments, Inc. is offering 50,678 shares of the Company's common stock pursuant to this Prospectus. 3,004 of these shares are underlying warrants that were acquired on March 31, 2000, in exchange for professional services provided to the Company. The remaining shares are underlying warrants acquired on May 31, 2000, in exchange for professional services provided to the Company.


  Common Stock

     We are authorized to issue 150,000,000 shares of common stock, par value $.001 per share. As of June 28, 2001, there were approximately 25,604,215 shares of common stock outstanding.

     Holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Holders of common stock are not entitled to cumulated voting rights with respect to the election of directors, and as a result, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to limitations under Delaware law and preferences that may apply to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our board of directors out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock. The common stock has no preemptive, conversion or other rights to subscribe for additional securities of viaLink. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

  Preferred Stock

     Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock, par value $.001 per share, in one or more series, to fix rights, preferences, privileges and restrictions of the authorized preferred stock and to issue shares of each such series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders. The terms of any preferred stock to be issued as a part of this offering will be set forth in the applicable Prospectus Supplement.

     We have agreed with the securities regulators of certain states that we will not offer preferred stock to persons considered to be promoters of viaLink except on the same terms as offered to all other existing stockholders or new stockholders, or unless the issuance of preferred stock is approved by the majority of our disinterested, independent directors who have access, at our expense, to legal counsel.

     At present, we have Series A Convertible Participating Preferred Stock outstanding and convertible into shares of our common stock. A description of our Series A Convertible Participating Preferred Stock is provided below.

  Terms of the Series A Convertible Participating Preferred Stock

     Dividends and Voting Rights. The Series A preferred stock bears a 6% per annum premium per share. The premium accrues and is payable semi-annually on the last business day of June and December. We have the option to pay the premium in cash or, upon our satisfaction of certain conditions described in the certificate of designation, as of the last day of the applicable quarter in which the payment is to occur, in additional shares of Series A preferred stock.

     The conditions to payment of the premium in additional shares of Series A preferred stock include:

     - the effectiveness of a registration statement registering the shares of common stock to be issued upon conversion of the Series A preferred stock for resale by the holder of the Series A preferred stock,

     - the listing of the common stock on the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange;

     - the absence of a material breach by us of any of the terms under the certificate of designation for the Series A preferred stock, the securities purchase agreements pursuant to which the Series A preferred stock was purchased, the Series A or Series B warrants or the related registration rights agreements,

     - the absence of any bankruptcy, insolvency, liquidation or similar proceeding involving us; and

     - the absence of any event entitling a holder to redemption of the holder's shares of Series A preferred stock.

     The Series A preferred stock has no voting power, except as otherwise provided by applicable law.


     Conversion Price. The Series A preferred stock, which is comprised of an aggregate of 5,300 authorized shares, is convertible, at the option of the holder, into shares of our common stock. The initial conversion price was $2.75 per share and the current conversion price, based on adjustments made on March 31, 2001, and June 30, 2001, is $1.925. The current conversion price is not subject to any further adjustments other than the antidilution provisions and the reset procedure described below. Based on the original purchase price of $2,750 per share, each share of Series A preferred stock is currently convertible into 1,428 shares of our common stock. The Series A preferred stock contains antidilution provisions with respect to future issuances of our equity securities and adjustment provisions upon the occurrence of stock splits, stock dividends, combinations, reclassifications or similar events of our capital stock.


     Reset of the Conversion Price Based on the Market Price of Our Common Stock. The conversion price is also subject to reset on the effective date of the registration statement relating to those securities and on every three-month anniversary thereafter, if lower, to the greater of the market price and the floor price in effect on the applicable determination date. The certificate of designation defines the market price as the average of the five lowest volume weighted average prices as reported by Bloomberg Financial

Markets for the fifteen consecutive trading days immediately preceding the determination date. The current floor price is $1.00.

     Restrictions on Conversion. A holder of Series A preferred stock cannot convert shares of Series A preferred stock into shares of our common stock if that holder would beneficially own greater than 4.9% of our issued and outstanding shares of common stock, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, upon conversion of the Series A preferred stock.

     Penalties if We Fail to Convert. If a holder of Series A preferred stock submits shares of Series A preferred stock for conversion and we fail or refuse to convert the shares, then we will have to pay a default premium to the holder of a cash amount equal to $27.50 for each share of Series A preferred stock we have not converted for each day our failure to convert continues, subject to a limit of $412.50 per share, plus accrued but unpaid premiums on such shares. In addition, if a holder of Series A preferred stock has not received certificates for all shares of our common stock with respect to the shares of Series A preferred stock the holder has requested to convert within ten days of the later to occur of (a) the third business day after the date for conversion specified in the holder's notice of conversion and (b) the first business day after the holder surrenders the certificates for the shares of Series A preferred stock to be converted then the conversion price will decrease by 5% per month (pro rated for days less than a month) during the period beginning on such tenth date and ending on the date we are no longer in default of our conversion obligations. This reduction in the conversion price may not result in a conversion price less than $1.00 unless the $412.50 per share limit on a default premium described above has been reached, in which case, there is no limitation on the reduction of the conversion price.

     Automatic Conversion. We may require the holders to convert their shares of Series A preferred stock into shares of common stock under limited circumstances described in the certificate of designations for the Series A preferred stock. Any shares of Series A preferred stock outstanding on February 7, 2004 shall automatically convert into our common stock at the conversion price in effect on that date.

     Redemption. A holder of the Series A preferred stock may compel us to redeem the holder's shares of Series A preferred stock if we fail to (a) remove restrictive legends on shares of common stock when required to do so or (b) deliver shares of common stock within three days of our receipt of a holder's notice of conversion of Series A preferred stock.

     Rank; Liquidation Preference. The holders of Series A preferred stock rank prior to the holders of our common stock and, unless otherwise consented to by the holders of Series A preferred stock, prior to all other classes of capital stock currently outstanding or that we may establish, with respect to the distribution of our assets upon a bankruptcy, liquidation or other similar event. The liquidation preference for the Series A preferred stock is an amount equal to $2,750 per share plus any accrued and unpaid premiums.

  Warrants

     We may offer warrants to purchase common stock or preferred stock. We may issue warrants independently of or together with any other securities, and the warrants may be attached to or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The terms of any warrants, and the applicable warrant agreement, to be issued as a part of this offering will be set forth in the applicable prospectus supplement.

     At present, we have Series A Warrants and Series B Warrants outstanding and convertible into our common stock. We also have outstanding certain warrants granted to our placement agent in connection with financing transactions which occurred in December 2000 and February 2001.

     The Series A warrants have an initial exercise price of $3.75 per share and are exercisable for our common stock at any time on or before February 7, 2006. The Series B warrants have an initial exercise price of $3.00 per share and are currently exercisable for our common stock. The Series B warrants expire in approximately eleven months. Both the Series A warrants and the Series B warrants contain a cashless exercise provision, permitting the holder, in lieu of paying the exercise price, to surrender the warrant for a number of shares of common stock determined by multiplying the number of shares or common stock underlying the warrant by a fraction based on the exercise price of the warrant and the current market value of our common stock. The terms of the placement agent warrants are substantially similar to the Series A warrants other than their respective initial exercise prices.

     All of the warrants contain antidilution provisions with respect to future issuances or our equity securities and adjustment provisions upon the occurrence of stock splits, stock dividends, combinations, reclassification or similar events of our capital stock. In addition, the exercise price of the warrants may decrease by 10% each time certain of our executive officers and directors transfer, sell or otherwise dispose of shares of our common stock, or securities convertible into our common stock, during the period beginning on February 7, 2001 and ending on the date that is six months after the effective date of the registration statement relating to those warrants.

     A holder of a warrant cannot exercise warrants for shares of our common stock if that holder would beneficially own greater than 4.9% of our issued and outstanding shares of common stock, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, upon exercise of the warrants.

     We may redeem the Series A warrants under limited circumstances described in those warrants.

  Anti-Takeover Effects

     Our certificate of incorporation, our bylaws and certain provisions of Delaware law could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of viaLink. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of viaLink.

     Delaware anti-takeover statute.  We are subject to the provisions of
Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     - prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered or exchanged; or

     - on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an "interested stockholder," did own, 15% or more of the corporation's voting stock.

     In addition, provisions of our certificate of incorporation and bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of our company that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. The following summarizes these provisions.

     Classified board of directors. Our certificate of incorporation provides that our board of directors is to be divided into three classes of directors, as nearly equal in size as is practicable, serving staggered three-year terms. As a result, approximately one-third of the board of directors are elected each year. These provisions, when coupled with the provisions of our certificate of incorporation and bylaws authorizing our board of directors to fill vacant directorships or increase the size of our board, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors. Our bylaws also provide that directors may only be removed by the stockholders for cause by the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of viaLink then entitled to vote in the election of directors, voting together as a single class.

     Stockholder action; special meeting of stockholders. Our certificate of incorporation eliminates the ability of stockholders to act by written consent. Our bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors.

     Advance notice requirements for stockholder proposals and director nominations. Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide us with timely written notice of their proposal. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days before the date we released the notice of annual meeting to stockholders in connection with the previous year's annual meeting. If, however, no meeting was held in the prior year or the date of the annual meeting has been changed by more than 30 days from the date contemplated in the notice of annual meeting, notice by the stockholder, in order to be timely, must be received a reasonable time before we release the notice of annual meeting to stockholders. Our bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

     Authorized but unissued shares. Our authorized but unissued shares of common stock and preferred stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock and preferred stock could render it more difficult or discourage an attempt to obtain control of our company by means of proxy contest, tender offer, merger or other transaction.

     Supermajority vote provisions. Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation imposes supermajority vote requirements in connection with the amendment of certain provisions of our certificate of incorporation, including the provisions relating to the classified board of directors and action by written consent of stockholders.

     Indemnification. Our bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws limit the personal liability of our board members for breaches by the directors of their fiduciary duties to the fullest extent permitted under Delaware law.

     We have entered into Indemnification Agreements with the each of our directors and officers. Pursuant to our agreements, we will be obligated, to the extent permitted by applicable law, to indemnify our directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were our directors or officers or assumed certain responsibilities at our direction. We also have purchased directors and officers liability insurance in order to limit our exposure to liability of indemnification of directors and officers.

  Other

     Our common stock is listed on Nasdaq National Market under the symbol "VLNK." UMB Bank, N.A., is the transfer agent and registrar for the common stock and its address is 928 Grand Boulevard, P.O. Box 410064, Kansas City, Missouri, 64141.

                             ---------------------

                              PLAN OF DISTRIBUTION


  The Company


     The Company may offer and sell the securities in one or more of the following ways: (i) to or through underwriters or dealers, (ii) through agents,
(iii) directly to one or more purchasers or (iv) through a combination of any such methods. The Prospectus Supplement with respect to a particular offering of a series of securities will set forth the terms of the offering of such securities, including the name or names of any underwriters or agents with whom the Company has entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the proceeds to the Company from such sales and any underwriting discounts, agency fees or commissions and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions to be allowed or re-allowed or paid to dealers and any securities exchange, if any, on which such securities may be listed. Dealer trading may take place in certain of the securities.

     If underwriters are involved in the offer and sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or by underwriters without a syndicate, all of which underwriters in either case will be designated in the applicable Prospectus Supplement. Any initial public offering price and any discounts or concessions to be allowed or re-allowed or paid to dealers may be changed from time to time.

     The securities may be offered and sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the securities with respect to which this Prospectus is delivered will be named in, and any commissions payable by the Company to such agent will be set forth in or calculable from, the applicable Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the applicable Prospectus Supplement, the Company may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Delayed Delivery Contracts") providing for payment and delivery on the date or dates stated in the Prospectus Supplement. Each Delayed Delivery Contract will be for an amount of the securities not less than and, unless the Company otherwise agrees, the aggregate amount of the securities sold pursuant to Delayed Delivery Contracts shall be not more than the respective minimum and maximum amounts stated in the Prospectus Supplement. Institutions with which Delayed Delivery Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions, but shall in all cases be subject to the approval of the Company in its sole discretion. The Prospectus Supplement relating to such contracts will set forth the price to be paid for the securities, the contractual conditions, the commissions payable for solicitation of the contracts and the future delivery dates of the shares.

     Any underwriter, dealer or agent participating in the distribution of the securities may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold and any discounts or commissions received by it from the Company and any profit realized by it on the sale or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     Under agreements entered into with the Company, underwriters, dealers and agents may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

     Underwriters, dealers and agents also may be customers of, engage in transactions with, or perform other services for the Company in the ordinary course of business.


  The Selling Stockholders



     Shares of our common stock held by the selling stockholders and covered by this Prospectus may be sold or distributed at any time or from time to time by the selling stockholders, their pledgees, donees, transferees or other successors in interest, in one or more transactions. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to the then current market price, in negotiated transactions, or at such other price as the selling stockholders may determine from time to time.



     The selling stockholders may offer their shares at various times in one or more of, or a combination of, the following:



     - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;



     - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus;



     - an exchange distribution in accordance with the rules of such exchange;



     - in ordinary brokers' transactions and transactions in which the broker solicits purchasers;



     - in privately negotiated transactions; and



     - through the writing of options on the shares or through short sales.



     No selling stockholder had any agreement or understanding, directly or indirectly, with any person to distribute the shares purchased them or the warrants to which they relate. All of the selling stockholders purchased the securities in the ordinary course of business.



     If the selling stockholders effect these transactions by selling shares to or through broker-dealers or agents, those broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders or commissions from purchasers of the shares for whom they may act as agent. These commissions, discounts or concessions as to a particular broker-dealers or agents may be in excess of customary commissions in the types of transactions involved. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of the shares.



     Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because selling stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, the selling stockholders will be subject to the Prospectus delivery requirements of the Securities Act. The selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers with respect to the sale of the shares covered by this Prospectus.



     The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the shares or otherwise. In these transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out short positions. Several of the selling stockholders have entered into short positions as of the date hereof. None of the shares issuable upon exercise of the warrants will be used to cover any of these short positions or any other short position entered into prior to the effectiveness of the registration statement relating to this Prospectus. The selling stockholders may enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or financial institutions of the shares. The broker-dealer or other financial institutions may then resell or otherwise transfer those shares pursuant to this Prospectus.



     The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer or other financial institutions may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this Prospectus.



     Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.



     Selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, rather than under this Prospectus, provided they meet the criteria and conform to the requirements of such rule.



     Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock until his or her participation in that distribution is completed. In addition, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of common stock by the selling stockholders.



     We will make copies of this Prospectus available to the selling stockholders. We have informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities under the Securities Act of 1933.



     At the time a particular offer of shares is made, we will file a supplement to this Prospectus, if required, that will disclose:



     - the name of each such selling stockholder and of the participating broker-dealer(s);



     - the number of shares involved;



     - the price at which such shares were sold;



     - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;



     - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus; and



     - other facts material to the transaction.



     In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this Prospectus.



     Pursuant to the terms of registration rights agreements between us and the selling stockholders, we will pay all expenses of the registration of the shares except that the selling stockholders will pay any applicable commissions and discounts attributable to the sales of the shares. We have agreed to indemnify the selling stockholders against certain liabilities relating to the registration statement, including liabilities under the Securities Act of 1933. Conversely, each selling stockholder has agreed to indemnify us against certain liabilities relating to the information given to us in writing by that selling stockholder for inclusion in the registration statement, including liabilities under the Securities Act of 1933.

                                USE OF PROCEEDS


     We will receive the exercise price of the warrants if they are exercised for cash, but will not receive any proceeds from the sale of the underlying common shares by the selling stockholders.



     The net proceeds from the sale of the securities by the Company, together with internally generated funds and the proceeds from the exercise of warrants by the selling shareholders, will be used (i) for general operations of the Company, including acquisitions, investments, capital expenditures and working capital requirements and (ii) for such other purposes as may be specified in the related Prospectus Supplement.



                              SELLING STOCKHOLDERS



     The following table identifies each of the selling stockholders and sets forth information to our knowledge as of the date of this Prospectus with respect to the number of shares of common stock which may be offered under this Prospectus from time to time by each selling stockholder. This information includes shares obtainable upon exercise warrants, which are currently exercisable into shares of our common stock. Except as otherwise indicated, to our knowledge, the persons named in the table below have sole investment and voting power with respect to all shares beneficially owned, subject to community property laws, where applicable. Percentage ownership is based on 25,604,215 shares of common stock outstanding on June 28, 2001.



     All of the shares of common stock being offered by the selling stockholders hereby are being offered by the selling stockholders for their own accounts. The selling stockholders may sell all, some or none of the shares covered by this Prospectus. Based on its Rule 144 filings made earlier this year, i2 intends to sell all of our common stock owned by it. There are no agreements, arrangements or understandings with any of the other selling stockholders with respect to the sale of any of the shares. For purposes of this table, we are assuming that the selling stockholders will sell all of the shares offered by this Prospectus and will not acquire any additional shares.



     This Prospectus also covers any additional shares of common stock which may become issuable in connection with shares sold by reason of a stock dividend, stock split, recapitalization or other similar transaction effected without us receiving any cash or other value, which results in an increase in the number of our outstanding shares of common stock.



     Each of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of the shares or other securities of viaLink. See "Certain Relationships among the Selling Stockholders and viaLink."



                                                                                 SHARES OWNED AFTER
                                                 SHARES BENEFICIALLY                THE OFFERING
                                                        OWNED          SHARES    -------------------
NAME OF SELLING STOCKHOLDER                        BEFORE OFFERING     OFFERED    NUMBER     PERCENT
---------------------------                      -------------------   -------   ---------   -------
i2 Technologies, Inc. .........................         428,936        428,936           0       0%
Hewlett-Packard Company(1).....................       5,817,632         66,800   3,574,939   13.96%
Cap Gemini Ernst & Young(2)....................         873,553        873,553           0       0%
AGE Investments, Inc. .........................          50,678         50,678           0       0%


---------------


(1)Hewlett-Packard Company previously registered for resale 2,175,893 shares of common stock on a Registration Statement on Form S-3 (File No. 333-55912). Shares owned after the offering include 1,399,046 shares of common stock underlying currently exercisable warrants and 2,175,893 shares of common stock underlying a convertible promissory note. According to a Schedule 13G filed with the SEC on February 7, 2001, Hewlett-Packard reported that it has sole voting and investment power over all of the shares it beneficially owns.



(2)Shares beneficially owned before the offering includes 750,000 shares underlying currently exercisable warrants and 123,553 shares received in exchange for professional services provided to the Company.

        CERTAIN RELATIONSHIPS AMONG THE SELLING STOCKHOLDERS AND VIALINK



  Hewlett-Packard Company



     On February 4, 1999, we entered into a Note Purchase Agreement with Hewlett-Packard pursuant to which Hewlett-Packard purchased from us a $6.0 million Secured Subordinated Promissory Note. Upon approval by our stockholders in May 1999, the note was exchanged for a Subordinated Secured Convertible Promissory Note, convertible into common stock at a price of $1.75 per share. This note is secured by our current intellectual property and intellectual property we may acquire in the future. In connection with, and as a condition to, a private placement, in April 2001, we converted approximately $3.8 million of the note into 2,175,893 shares of our common stock based on a conversion price of $1.75. We agreed to restructure the remaining, unconverted balance of the note so that our interest rate would decrease from 11.5% to 6.0% on the remaining principal. However, as a result of the restructuring, we may not prepay the note and beginning January 1, 2002, our monthly payments will be based on both the outstanding principal and interest of the note.



     In connection with the note conversion referred to above, we agreed to issue a warrant to Hewlett-Packard to purchase up to 1,384,658 shares of our common stock at an initial exercise price of $3.75 per share. The exercise price is subject to antidilution provisions for stock splits, stock dividends, combinations or reclassifications of our common stock.



     As a condition to the note conversion, Hewlett-Packard agreed not to sell any shares it received as a result of the note conversion for a period of six months commencing on February 1, 2001. The lock-up period also applies to shares of common stock Hewlett-Packard receives if it exercises the warrant described above during the lock-up period. In addition, Hewlett-Packard has a right to have an advisor present at our board meetings.



     On March 22, 2000, as part of a private placement, we issued 66,801 shares of our common stock and a warrant to purchase an additional 14,388 shares of our common stock at an exercise price of $29.19 per share to Hewlett-Packard in exchange for $2.0 million.



     In June 1999, we entered into a Service Level Agreement with
Hewlett-Packard Company whereby Hewlett-Packard hosts our operations in its Atlanta, Georgia, facility and maintains all our hardware. In March 2001, the installation of new hardware was completed and we began making monthly payments to Hewlett-Packard of approximately $475,000.



 Cap Gemini Ernst & Young



     On May 3, 1999, we entered into a strategic relationship with Ernst & Young LLP pursuant to which Ernst & Young agreed to provide us with marketing and sales support and consulting and integration services in connection with the deployment of our Item Catalog service. This strategic relationship has been terminated. In connection with the strategic relationship, we issued a warrant to Ernst & Young to purchase 1,000,000 shares of our common stock (as adjusted for splits) at a price of $2.00 per share (as adjusted for splits), and we granted to Ernst & Young certain demand and piggyback registration rights pursuant to a Registration Rights Agreement. A portion of the shares acquired by the selling stockholder in connection with this strategic relationship is being offered pursuant to this Prospectus.



 i2 Technologies, Inc.



     On October 12, 1999, we entered into a strategic relationship with i2 Technologies, Inc. to integrate certain of the products and services of viaLink and i2. This strategic relationship has been terminated. Pursuant to a Securities Purchase Agreement, i2 paid us $5,000,000 in consideration for the following: (i) 895,536 shares of our common stock (as adjusted for splits) and
(ii) a warrant to purchase up to 186,567 shares of our common stock (before any adjustments for splits) at an exercise price of $26.80 per share (before any adjustments for splits). We also granted to i2 certain demand and piggyback registration rights pursuant to a Registration Rights Agreement. A portion of the shares acquired by the selling stockholder in connection with this strategic relationship is being offered pursuant to this Prospectus.



 AGE Investments, Inc.



     An affiliate of AGE Investments, Inc. has provided investment banking services to the Company within the past three years.


                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for us by Kutak Rock, LLP, Little Rock, Arkansas.

                                    EXPERTS

     The financial statements for the year ended December 31, 1998 incorporated in this Prospectus by reference to the Current Report on Form 8-K dated July 6, 2001 of the viaLink Company, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of The viaLink Company as of December 31, 1999 and 2000, and for the years then ended appearing in the Current Report on Form 8-K dated July 6, 2001 of The viaLink Company, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you without charge at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

     - our Annual Report on Form 10-KSB, as amended, for the year ended December 31, 2000, as amended;

     - our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     - our Current Reports on Form 8-K dated February 7, 2001, March 19, 2001, June 4, 2001 and July 6, 2001; and

     - the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on November 14, 1996, including any amendments or reports filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

        William P. Creasman
        Vice President, Chief Financial Officer and General Counsel The viaLink Company
        13155 Noel Road, Suite 800
        Dallas, Texas 75240
        (972) 934-5500

     You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.

                              THE VIALINK COMPANY

                              --------------------

                                   PROSPECTUS

                              --------------------

                                          , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fees.......................................  $ 7,500
Legal Fees..................................................   20,000*
Accounting Fees and Expenses................................   20,000*
Printing Fees...............................................   10,000*
Transfer Agent's Fees and Costs of Certificates.............    2,000*
Miscellaneous...............................................   10,000*
                                                              -------
          Total.............................................  $69,500*
                                                              =======

---------------

* Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was our director, officer, employee or agent may and, in certain cases, must be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

     Article VII of our Certificate of Incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Our bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

     We have entered into Indemnification Agreements with the each of our directors and officers. Pursuant to our agreements, we will be obligated, to the extent permitted by applicable law, to indemnify our directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were our directors or officers or assumed certain responsibilities at our direction. We also have purchased directors and officers liability insurance in order to limit our exposure to liability of indemnification of directors and officers.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following exhibits are filed as part of the registration statement:

         NUMBER                                  DESCRIPTION
         ------                                  -----------
           4.1           Specimen Certificate of the Registrant's common stock
                         (incorporated by reference to the Registrant's registration statement on Form 8-A filed with the SEC on November 14,
                         1996, including any amendments or reports filed or the
                         purpose of updating such description)
           4.2           Form of Series A Convertible Participating Preferred Stock
                         Certificate (incorporated by reference to the Registrant's
                         Form 8-K filed with the SEC on February 7, 2001)
           4.3           Designations, Preferences and Rights of Series A Convertible
                         Participating Preferred Stock of The viaLink Company
                         (incorporated by reference to the Registrant's Form 8-K
                         filed with the SEC on February 7, 2001)

         NUMBER                                  DESCRIPTION
         ------                                  -----------
           4.4           Form of Series A Warrant (incorporated by reference to the
                         Registrant's Form 8-K filed with the SEC on February 7,
                         2001)
           4.5           Series B Warrant dated February 7, 2001 by The viaLink
                         Company in favor of Velocity Investment Partners Ltd.
                         (incorporated by reference to the Registrant's Form 8-K
                         filed with the SEC on February 7, 2001)
           5.1           Opinion of Kutak Rock, LLP (previously filed)
          23.1           Consent of KPMG LLP
          23.2           Consent of Pricewaterhousecoopers LLP
          23.3           Consent of Kutak Rock (contained in the opinion included as
                         Exhibit 5)
          24.1           Power of Attorney (previously filed)


ITEM 17. UNDERTAKINGS

     (a) The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to rule 424(b) if, in the aggregate, the charges in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided; however, that the undertakings set forth in paragraphs (a)(1)(i) and
(a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on July 18, 2001.


                                            THE VIALINK COMPANY

                                            By:   /s/ WILLIAM P. CREASMAN
                                              ----------------------------------
                                                    William P. Creasman
                                                  Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                          *                            Chief Executive Officer and        July 18, 2001
-----------------------------------------------------    Chairman of the Board
                 Lewis B. Kilbourne                      (principal executive officer)

                          *                            President, Chief Operating         July 18, 2001
-----------------------------------------------------    Officer and Director
                   Robert N. Baker

               /s/ WILLIAM P. CREASMAN                 Vice President, Chief Financial    July 18, 2001
-----------------------------------------------------    Officer and General Counsel
                 William P. Creasman                     (principal financial officer)

                 /s/ BRIAN M. CARTER                   Vice President of Finance and      July 18, 2001
-----------------------------------------------------    Principal Accounting Officer
                   Brian M. Carter                       (principal accounting officer)

                          *                            Director                           July 18, 2001
-----------------------------------------------------
                   Jimmy M. Wright

                          *                            Director                           July 18, 2001
-----------------------------------------------------
                     Sue A. Hale

                          *                            Director                           July 18, 2001
-----------------------------------------------------
                   Warren D. Jones

               /s/ WILLIAM P. CREASMAN                                                    July 18, 2001
-----------------------------------------------------
                 * Attorney-in-Fact

                               INDEX TO EXHIBITS


         NUMBER                                  DESCRIPTION
         ------                                  -----------

           4.1           Specimen Certificate of the Registrant's common stock
                         (incorporated by reference to the Registrant's registration statement on Form 8-A filed with the SEC on November 14,
                         1996, including any amendments or reports filed or the
                         purpose of updating such description)
           4.2           Form of Series A Convertible Participating Preferred Stock
                         Certificate (incorporated by reference to the Registrant's
                         Form 8-K filed with the SEC on February 7, 2001)
           4.3           Designations, Preferences and Rights of Series A Convertible
                         Participating Preferred Stock of The viaLink Company
                         (incorporated by reference to the Registrant's Form 8-K
                         filed with the SEC on February 7, 2001)
           4.4           Form of Series A Warrant (incorporated by reference to the
                         Registrant's Form 8-K filed with the SEC on February 7,
                         2001)
           4.5           Series B Warrant dated February 7, 2001 by The viaLink
                         Company in favor of Velocity Investment Partners Ltd.
                         (incorporated by reference to the Registrant's Form 8-K
                         filed with the SEC on February 7, 2001)
           5.1           Opinion of Kutak Rock, LLP (previously filed)
          23.1           Consent of KPMG LLP
          23.2           Consent of Pricewaterhousecoopers LLP
          23.3           Consent of Kutak Rock (contained in the opinion included as
                         Exhibit 5)
          24.1           Power of Attorney (previously filed)